Exhibit 4.11

CERTIFICATE OF DESIGNATION

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

DIVERSIFIED CORPORATE RESOURCES, INC.

Pursuant to Article 2.13(D) of the
Texas Business Corporation Act

DIVERSIFIED CORPORATE RESOURCES, INC., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), in accordance with the applicable provisions thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation of the said Corporation, the said Board of Directors on the 5th of February, 2004, adopted the following resolution creating a series of shares of Preferred Stock designated as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, par value $10 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

1.                                       Designation and Amount.  There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be 215,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of the Series A Convertible Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.                                       Dividends and Distribution.

(A)                              Subject to the prior and superior rights of the holders of any class or series of stock of the Corporation ranking prior and superior to the shares of the Series A Convertible

Preferred Stock with respect to dividends, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends, payable in cash on the 15th day of January, April, July and October, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the last issuance of a share of the Series A Convertible Preferred Stock.  The dividend shall be paid at the annual rate of ten percent (10%) of the purchase price of each share of the Series A Convertible Preferred Stock, which purchase price per share for purposes of this Section 2 shall be deemed to be $10.00, subject to any adjustment for any stock dividends, combinations, recapitalizations, splits or otherwise with respect to such shares).  Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation, and shall accrue from day to day, whether earned or declared.  No dividends may be paid with respect to the Common Stock until all dividends declared or accrued on all outstanding shares of the Series A Convertible Preferred Stock pursuant to this Section 2 have been set apart and paid.

(B)                                The Board of Directors may fix a record date for the determination of holders of shares of the Series A Convertible Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.                                       Voting Rights.  The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:

(A)                              Each share of the Series A Convertible Preferred Stock shall entitle the holder thereof to ten (10) votes on all matters submitted to a vote of the shareholders of the Corporation.

(B)                                Except as required by law, holders of the Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of the Common Stock as set forth herein) for taking any corporate action.

4.                                       Certain Restrictions.  Whenever quarterly dividends or other dividends or distributions payable on the Series A Convertible Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series A Convertible Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A)                              declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock.

(B)                                declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock, except dividends paid ratably on the Series A Convertible Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(C)                                purchase or otherwise acquire for consideration any shares of the Series A Convertible Preferred Stock, or any shares of stock ranking on a parity with the Series A Convertible Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of the Series A Convertible Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

5.                                       Conversion.  The holders of the Series A Convertible Preferred Stock have conversion rights as follows:

(A)                              Right to Convert.

(i)                                     Each share of the Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into ten (10) fully paid and nonassessable shares of Common Stock (the “Conversion Rate”); and

(ii)                                  Each share of the Series A Convertible Preferred Stock shall be convertible, at the option of the Corporation, at any time after the occurrence of a trade of a share of its Common Stock on a national securities exchange for a price exceeding $2.00, into ten (10) fully paid and nonassessable shares of Common Stock; provided, however, that such share shall be convertible only after the holder thereof has received an amount equal to the sum of eight (8) quarterly dividend payments less any dividend payments actually made on and received by the holder with respect to such share of the Series A Convertible Preferred Stock (the “Conversion Dividend Payment”).

(B)                                Automatic Conversion.

(i)  Each share of the Series A Convertible Preferred Stock shall automatically be converted into ten (10) fully paid and nonassessable shares of the Common Stock after at least 825,000 shares of the Common Stock have traded on a national securities exchange for a price exceeding $3.00 per share; provided, however, that such share shall be converted only after the holder thereof has received an amount equal to the Conversion Dividend Payment; and

(ii)  Each share of the Series A Convertible Preferred Stock shall automatically be converted into ten (10) fully paid and nonassessable shares of the Common Stock within five (5) business days after the shares of the Common Stock into which the shares of the Series A Convertible Preferred Stock are convertible become subject to an effective registration statement under the Securities Act of 1933, as amended.

(C)                                Mechanics of Conversion.  Before any of the Series A Convertible Preferred Stock shall be converted into full shares of the Common Stock and to receive certificates therefor, the holders of the Series A Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name(s) in which the certificate(s) for shares of the Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series A Convertible Preferred Stock, or to the nominee(s) of such holder, a certificate or certificates for the number of shares of the Common Stock to which it shall be entitled as aforesaid and a check payable to the holder in the amount of the Conversion Dividend Payment, if applicable.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Convertible Preferred Stock, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock on such date.

(D)                               Reservation of Stock Issuable upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of the Common Stock to such number of shares as shall be sufficient for such purposes.

6.                                       Reacquired Shares.  Any shares of the Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.  All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

7.                                       Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Convertible Preferred Stock unless, prior thereto, the holders of shares of the Series A Convertible Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to

$10.00 plus an amount equal to accrued and unpaid dividends and distributions thereon whether or not declared, to the date of such payment.

(B)                                In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Convertible Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Convertible Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)                                Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

8.                                       Adjustment to Conversion Rate.  If prior to the conversion of all of the shares of the Series A Convertible Preferred Stock, the number of outstanding shares of Common Stock of the Company is increased by a stock split, stock dividend, or other similar event, the Conversion Rate shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately decreased.

9.                                       Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of the Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of the Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to ten (10) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of the Common Stock is changed or exchanged.

10.                                 Ranking.  The Series A Convertible Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends, and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to such matters.

11.                                 Amendment, etc.  At any time that any shares of the Series A Convertible Preferred Stock are outstanding, the Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, and the Company will not, through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 5th day of February, 2004.

DIVERSIFIED CORPORATE RESOURCES, INC.

By:	/S/ J. Michael Moore

Name:	J. Michael Moore

Title:	C.E.O.